                         MODIFIED COINSURANCE AGREEMENT

This Agreement made and entered into between Employers Life Insurance Company of Wausau (hereinafter referred to as "ELOW"), a corporation organized under the laws of the State of Wisconsin, and Nationwide Life Insurance Company (hereinafter referred to as "NLIC"), a corporation organized under the laws of the State of Ohio.

                                  WITNESSETH:
WHEREAS, NLIC has written certain Group Contracts; and

WHEREAS, NLIC desires to cede NLIC's entire liability arising under said Group Contracts; and

WHEREAS, ELOW is willing to accept, as reinsurer, the liability which NLIC desires to cede; and

WHEREAS, NLIC represents that it has the power and authority to cede said liability, which it hereby agrees to cede; and

WHEREAS, ELOW represents that it has the power and authority to reinsure said liability, which it hereby agrees to reinsure;

NOW THEREFORE, NLIC and ELOW agree as follows:

                                   ARTICLE I

                       BUSINESS REINSURED; CONSIDERATION
                       ---------------------------------



1.1  Reinsurance and Indemnification.  Upon the terms and subject to the
     --------------------------------
conditions of this Agreement, ELOW does hereby agree to reinsure and to reimburse and indemnify NLIC, and NLIC does hereby agree to accept such reinsurance, reimbursement and indemnification, for 100% of the liability for the Group Contracts, as set forth in Article V hereof.

1.2  Group Contracts.  The term "Group Contracts" means the following:
     ----------------

(a) All Group Contracts described in Schedule 1.

(b) All of NLIC's assignable right, title and interest in, to and under any ceded reinsurance agreements (other than this Agreement) applicable to the Group Contracts. After the Effective Date of this Agreement, neither changes to such agreements nor any new reinsurance agreements applicable to the Group Contracts will be executed without the specific approval of ELOW.

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1.3  Effect of Insolvency or Bankruptcy.  In the event of the insolvency of NLIC
     -----------------------------------
all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by ELOW directly to NLIC or to its liquidator, receiver, or statutory successor on the basis of the liability of NLIC under the Group Contracts without diminution because of the insolvency of NLIC.

1.4  Initial Reinsurance Premium.  With respect to Group Contracts issued by
     ----------------------------
NLIC and in force as of the Effective Date of this Agreement, NLIC agrees to pay ELOW in cash an amount equal to the total amount of NLIC's aggregate contract and claim reserves as defined in Article 4.4, as shown on the books and records of NLIC as of 12:01 a.m. on the Effective Date.

1.5  Initial Settlement.  The initial settlement shall be equal to the initial
     -------------------
reinsurance premium less the initial reserve adjustment.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF NLIC
                     --------------------------------------

NLIC represents and warrants to ELOW as follows:

2.1  Organization, Ownership, Standing and Authority.  NLIC is a life insurance
     ------------------------------------------------
company duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite power and authority to issue the Group Contracts and to carry on its business related thereto. NLIC is duly licensed to transact the business of life insurance, health insurance and annuities in the State of Ohio and in such other states in which the Group Contracts were issued at the time of issuance.

2.2  Approved Group Contract Forms.  All Group Contract forms, endorsements and
     ------------------------------
riders used in connection with the Group Contracts are, to the extent required under applicable law, on forms approved or deemed approved by the applicable insurance regulatory authorities. To the good faith best knowledge of NLIC, those forms which have been filed with and deemed approved by the applicable insurance regulatory authorities are in compliance with applicable insurance laws in all material respects.

2.3  Litigation.  Schedule 2 sets forth a true and complete list of all suits,
     -----------
actions or proceedings pending or threatened against NLIC concerning or relating to the Group Contracts of which NLIC has received written notice at its Home Office as of the Effective Date which are outside the ordinary course of NLIC's business.

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2.4  Agents Properly Licensed and Appointed.  To the extent required by law, all
     --------------------------------------
of the Group Contracts were issued through agents properly licensed as insurance agents by the applicable state insurance regulatory authorities and properly appointed.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ELOW
                     --------------------------------------

ELOW hereby represents and warrants to NLIC as follows:

3.1  Litigation.  There is no suit, action or proceeding pending or, to the best
     -----------
knowledge of ELOW, threatened against ELOW which, if adversely determined, (i) would prohibit any of the transactions contemplated by this Agreement, or (ii) insofar as reasonably can be foreseen materially impair or threaten ELOW's ability to carry out and perform the obligations assumed by ELOW hereunder.

3.2  Licenses, Permits and Authorization.  Subject to receipt of the approvals
     ------------------------------------
and consents listed in Schedule 3, ELOW has all approvals, authorizations, consents, licenses, franchises, orders and other permits necessary to carry out the terms and provisions of this Agreement.

                                   ARTICLE IV

                                   COVENANTS
                                   ---------

4.1  Regulatory Approvals.  Both NLIC and ELOW will promptly take all reasonable
     ---------------------
actions necessary to secure any regulatory approvals necessary or appropriate to enable them to consummate the transactions contemplated herein.

4.2  Premiums.   Notwithstanding anything in this Agreement to the contrary,
     ---------
ELOW shall be entitled to receive, as premium for the reinsurance provided under and pursuant to this Agreement, all premiums payable with respect to the Group Contracts on and after the Effective Date and all premiums with respect to the Group Contracts which, as of the Effective Date, are due. Such premiums will be net of any refunds which may be made to contractholders or others. Such premiums will also be reduced by the amount of premiums paid by NLIC due to any reinsurance agreements described in Article 1.2(b).

4.3  Assets.  Notwithstanding anything in this Agreement to the contrary, NLIC
     -------
shall continue to invest and maintain all assets held in support of the Group Contracts reinsured.

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4.4  Maintenance of Reserves.  So long as any of the Group Contracts remain in
     ------------------------
force, NLIC shall maintain reserves with respect to the Group Contracts in accordance with applicable statutory and regulatory requirements. For purposes of this Agreement, reserves will equal to statutory contract and claim reserves included in Exhibits 7,8,9, 10 and 11 plus any other liabilities less any other assets associated with the Group Contracts and held in the NAIC Life Company Annual Statement. The basis for calculation of reserves will not be changed without the written mutual agreement of both parties to this Agreement.

4.5  Dividends And Experience Rate Credits.  ELOW will have the right to
     --------------------------------------
determine the dollar amount of contractholder dividends and experience rate credits if such determination (1) conforms with all applicable standards of practice of the Actuarial Standards Board or its successors, and (2) complies with applicable law and regulation. ELOW will provide NLIC with notice of all such determinations, and NLIC will take action reasonably necessary or desirable to implement such determinations on a timely basis, including but not limited to, action of the board of directors or state regulatory filings.

4.6  Service of Suit and Consent to Jurisdiction.  ELOW agrees that if it fails
     --------------------------------------------
to perform its obligations hereunder that it will, at the request of NLIC, submit to the jurisdiction of any court of competent jurisdiction in any state of the United States, will comply with all requirements necessary to give the court jurisdiction, and will abide by the final decision of such court or of any appellate court in the event of an appeal. Nothing in this Article constitutes or should be understood to constitute a waiver of ELOW's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

ELOW hereby agrees that any lawful process in such a suit instituted by or on behalf of NLIC may be served upon W. Sidney Druen of Druen, Rath & Dietrich, One Nationwide Plaza, Columbus, Ohio 43216. Mr. Druen is hereby authorized and directed to accept service of process on behalf of ELOW in any such suit and/or upon the request of NLIC to give a written undertaking to NLIC that will enter a general appearance upon ELOW's behalf in the event such a suit shall be instituted.


                                   ARTICLE V

                                  REINSURANCE
                                  -----------

5.1  Reinsurance of Policies.  Except as provided in Article 5.2, ELOW agrees
     ------------------------
to, and effective as of the Effective Date does hereby, reinsure and agree to reimburse NLIC for the following with respect to the Group Contracts:

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(a) 100% of all benefits paid on or after the Effective Date;

(b) 100% of all dividends and experience rate credits paid in connection with the Policies;

(c) 100% of all accrued premium taxes attributable to premiums received on or after the Effective Date and all premiums held in suspense on the Effective Date;

(d) 100% of all accrued losses, liabilities, costs and expenses (including reasonable fees of legal counsel and related disbursements) on account of, arising out of, or in connection with, lawsuits and legal actions and proceedings;

(e) 100% of all accrued other losses and direct expenses which are incurred on and after the Effective Date and which are attributable to the Group Contracts under sound and proper insurance accounting procedures.

(f) The above amounts shall be reduced by amounts incurred by NLIC due to reinsurance agreements described in Article 1.2(b).

5.2  Direct Obligations.  From and after the Effective Date, the Group Contracts
     -------------------
shall continue to be direct obligations of NLIC.

                                   ARTICLE VI

                           ACCOUNTING AND SETTLEMENT
                           -------------------------

6.1  Accounting Period.  The accounting under this Agreement shall be on a
     ------------------
calendar quarter basis.

6.2  Accounting Reports.  Accounting reports shall be submitted by NLIC to ELOW
     -------------------
not later than 30 days after the end of each accounting period.   Along with the
amount of settlement for the accounting period, such reports shall include information on the amounts of reinsurance premiums, benefits, expenses, and investment income on the assets being held in support of the reinsured Group Contracts (as provided in Article IV) plus a listing of such assets and the reserves held on the Group Contracts.

6.3  Reserve Adjustments.  At the end of each accounting period, NLIC shall
     --------------------
determine a reserve adjustment for the reinsured Group Contracts equal to (a) less (b) where

(a) Is the amount of investment income adjusted for IMR amortization for the accounting period attributable to the Group Contracts determined in accordance with Schedule 4 net of any investment expenses and default risk charges allocable to them; and

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(b) Is the increase in reserves (as defined in Article 4.4) held for the Group
Contracts. For this purpose, a decrease in reserves will be treated as a negative amount.

The initial reserve adjustment will be equal to the negative of the amount of reserves held for the Group Contracts as of the Effective Date of this Agreement.

6.4  Settlements.  Within 30 days of receipt of the accounting report, the
     ------------
amount of settlement shall be paid. The settlement amount will be equal to premiums (in accordance with Article 4.2) plus the reserve adjustment (in accordance with Article 6.3) less benefits, dividends, losses and expenses (in accordance with Article 5.1). If the amount is positive, it shall be paid to ELOW. If negative, it shall be paid to NLIC.

                                  ARTICLE VII

                       DEFERRED ACQUISITION COST ELECTION
                       ----------------------------------

7.1 NLIC and ELOW hereby agree to the following, pursuant to Treasury Regulation Section 1.848-2(g)(8), issued under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1996 and for all subsequent taxable years for which this Agreement remains in effect.

(a) The terms used herein are defined by reference to Treasury Regulation
Section 1.848-2 as in effect on December 29, 1992.

(b) The party with the net positive consideration for this reinsurance agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1).

(c) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(d) NLIC will submit a schedule to ELOW by March 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculation will be accompanied by a statement signed by an officer of NLIC stating that NLIC will report such net consideration in its tax return for the preceding calendar year.

(e) ELOW may contest such calculation by providing an alternative calculation to NLIC in writing within 30 days of ELOW receipt of the Reinsured's calculation. If ELOW does not so notify NLIC, ELOW will report the net consideration as determined by NLIC in ELOW's tax return for the previous calendar year.

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(f) If ELOW contests NLIC's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date ELOW submits its alternative calculation. If NLIC and ELOW reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                  ARTICLE VIII

                                  ARBITRATION
                                  -----------

8.1 Arbitration.  As a condition precedent to any right of action hereunder, any
   -------------
dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, will be submitted for
decision to a panel of three arbitrators.   Notice requesting arbitration will
be in writing and sent certified or registered mail, return receipt requested.

One arbitrator will be chosen by each party and the two arbitrators will, before instituting the hearing, choose a third arbitrator who will preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator will be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area.

All arbitrators will be impartial and disinterested active or former executive officers of insurance or reinsurance companies which are not controlled by or affiliated with any party to this Agreement or any of their affiliates.

Within 30 days after notice of appointment of all arbitrators, the panel will meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

The panel will be relieved of all judicial formality and will not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration will take place in Wausau, Wisconsin, U.S.A., but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it will consider the law of the State of Wisconsin. The decision of any two arbitrators when rendered in writing will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

The panel may interpret this Agreement as an honorable engagement rather than as merely a legal obligation and will make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

Each party will bear the expense of its own arbitrator and will jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration will be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to interest and attorneys fees, to the extent not prohibited by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS
                               ------------------

9.1  Amendment.  Any change or modification to this Agreement shall be null and
     ----------
void unless made by amendment to this Agreement and signed by both parties.

9.2  Interpretation.  The headings contained in this Agreement are for reference
     ---------------
purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All accounting terms not defined in this Agreement shall have the meanings determined by insurance statutory accounting principles. Wherever this Agreement refers to the "knowledge" or "best knowledge" of a party, it means the knowledge or best knowledge of an officer of such party responsible for the administration and supervision of the Group Contracts covered by this Agreement.

9.3  Counterparts.  This Agreement may be executed in two or more counterparts,
     -------------
all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

9.4  Entire Agreement; Third-Party Beneficiaries.  This Agreement constitutes
     --------------------------------------------
the entire agreement between the parties with respect to the Group Contracts, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.5  Governing Laws.  This Agreement shall be governed by and construed in
     ---------------
accordance with the laws of the State of Wisconsin.

9.6  Assignment.  Neither this Agreement nor any of the rights, interests or
     -----------
obligations of either party hereunder shall be assigned without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.7  Inspection of Books and Records.  All books and records pertaining to the
     --------------------------------
Group Contracts (except for the settlement agreements pertaining thereto and the underlying claim files which are deemed confidential pursuant to agreement or court order) shall be made available to ELOW for inspection during regular business hours.

                                   ARTICLE IX

This Agreement shall remain in full force and effect until all liability terminates under the Group Contracts.
                                   ARTICLE X

The Effective Date of this Agreement shall be as of 12:01 a.m., January 1, 1996.

IN WITNESS WHEREOF, NLIC and ELOW have caused this Agreement to be executed, in duplicate, by their respective officers duly authorized to do so, as of the date shown above.

                                 NATIONWIDE LIFE INSURANCE COMPANY

                                 BY:   /s/ Joseph G. Gasper
                                    ------------------------------------------
                                         Joseph G. Gasper
                                         President and Chief Operating Officer

                                 EMPLOYERS LIFE INSURANCE COMPANY
                                 OF WAUSAU

                                 BY:   /s/ James M. Magalska
                                    ------------------------------------------
                                         James M. Magalska, Executive Vice
                                         President and Chief Operating Officer

                                   SCHEDULE 1

                              REINSURED CONTRACTS
                              -------------------

The reinsured contracts consist of all policies, contracts, certificates and agreements of nonvariable group and wholesale life insurance, and group and franchise health insurance which has been or will be written, issued or assumed by NLIC (and classified as such by the company writing, issuing or assuming such business) at any time prior to the Termination Date defined below, except any such policies, contracts, certificates or agreements of group health insurance which have been written for the Ohio Farm Bureau.

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                                   SCHEDULE 2

                         SUITS, ACTIONS OR PROCEEDINGS
                         -----------------------------

None

                                       11
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                                   SCHEDULE 3
                                   ----------

                     STATE REQUIRING APPROVALS OR CONSENTS
                     -------------------------------------

Wisconsin
Ohio

                                       12
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                                   SCHEDULE 4

                        INVESTMENT INCOME DETERMINATION

Investment income attributable to the reinsured Group Contracts will be the amount determined by NLIC's current method of investment income allocation and asset segmentation, as filed with the New York State Insurance Department.

                                       13